Exhibit 5.1

Our Ref:              DJR: 013501-39

Your Ref:

  13 July 2011
The Directors
Prana Biotechnology Limited
Level 2, 369 Royal Parade
PARKVILLE VIC 3052

Dear Sirs,

re: PROSPECTUS SUPPLEMENT TO REGISTRATION STATEMENT ON FORM F-3 (REG. NO. 333-174278)

We have acted as Australian counsel to Prana Biotechnology Limited [ACN 080 699 065], an Australian company (the “Company”) in connection with in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (“Prospectus Supplement”) to the Company’s registration statement on Form F-3 (File No. 333-174278) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Prospectus Supplement relates to the issuance and sale from time to time by the Company through McNicoll, Lewis & Vlak LLC, acting as agent (the “Sales Agent”), of up to 50 million  ordinary shares, no par value per share (the Ordinary Shares”), represented by American Depositary Shares (the “Placement Shares”), of the Company pursuant to the At-The-Market Issuance Sales Agreement, dated as of 13 July 2011 (the “Sales Agreement”), by and between the Company and the Sales Agent.  Each American Depositary Share represents ten Ordinary Shares.  The transactions contemplated by the Sales Agreement are referred to in this opinion letter as the “Offering.”

In rendering the opinions set forth below, we have examined and have relied upon originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement;

(b)	the base prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement;

(c)	the Sales Agreement;

(d)	the Constitution of the Company, as amended to date (the “Constitution”); and

(f)
a certificate (the “Certificate”) of the Chief Executive Officer and Chief Financial Officer of the Company certifying as to the proceedings of the Board of Directors authorizing the Offering (as defined below) and the issuance of the Placement Shares.

We have also examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.  In our examination we have assumed with your permission and without independent verification:

(a)
the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

Prana Biotechnology Limited	13 July 2011

(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder;

(c)
that any documents which purport to be governed by the law of any jurisdiction other than the law of Victoria, Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the law of Victoria, Australia;

(d)	that each party to each document, other than the Company, is duly organized validly existing and in good standing under the laws of its jurisdiction of incorporation; and

(e)
that the execution and delivery by each party of each document and the performance by each party of its obligations under each document to which it is a party has been duly authorized by all necessary corporate and other actions.

As to various questions of fact relevant to this opinion, we have relied upon and assumed the accuracy of, without independent verification, certificates and oral or written statements or the information of or from public officials, officers or representatives of the Company and others.

We have relied conclusively upon certified copies of the Company’s Constitution, certificates of officers of the Company, the contents of the minutes book and other records of corporate proceedings of the Company, as to various factual matters.  We have relied as to matters of fact, without independent verification, upon certificates of officers of the Company.

This opinion which shall be governed by and construed in accordance with the laws of Victoria, Australia, is given only with respect to Australian law that is in effect on the date of this opinion.  We have not investigated the laws of any jurisdiction other than Australia.  We express no opinion as to tax law or international law.  We have assumed that any applicable law (other than Australian law) does not affect this opinion.

We are qualified to practice law in Victoria, Australia and do not express any opinions in this letter concerning any laws other than the laws of Australia to the extent necessary to render the opinions set forth herein.  We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered herein of the laws of any jurisdiction.

Upon the basis of such examination, we are of the opinion that the Placement Shares have been duly authorized and, when issued in accordance with the terms of the Sales Agreement, will be validly issued, fully paid, and non-assessable.

This opinion speaks solely as of its date and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date hereof.

This opinion is addressed to the Company in connection with the filing by the Company of the Prospectus Supplement, solely for the benefit of the Company and Carter Ledyard & Milburn LLP and (save as referred to in the following paragraph), is not to be relied upon for any other purpose or quoted, or referred to in any public document, or filed with any governmental agency or person without our prior written consent, except as may be required by law.

Prana Biotechnology Limited	13 July 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (through incorporation by reference from a Report on Form 6-K).  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully
QUINERT RODDA & ASSOCIATES

/s/ DAVID RODDA
DAVID RODDA